Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Intersil Corporation:

We consent to the incorporation by reference in the registration statements on Form S-4 (Nos. 333-35052 and 333-46984) and Form S-8 (Nos. 333-117890, 333-88208, 333-31094, 333-50718, 333-50722 and 333-65804) of Intersil Corporation and subsidiaries of our reports dated February 26, 2007, with respect to the consolidated balance sheet of Intersil Corporation and subsidiaries as of December 29, 2006, and the related consolidated statements of operations, shareholders’ equity, comprehensive income and cash flows for the year ended December 29, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 29, 2006, and the effectiveness of internal control over financial reporting as of December 29, 2006, which reports appear in the December 29, 2006, annual report on Form 10-K of Intersil Corporation and subsidiaries.

Our report with respect to the consolidated financial statements of Intersil Corporation and subsidiaries refers to Intersil Corporation and subsidiaries’ adoption of the provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, Share Based Payment, as of December 31, 2005.

KPMG LLP

Orlando, Florida

February 26, 2007

Certified Public Accountants